Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2014 (except for matters related to the reverse stock split as described in the third paragraph in Note 2, as to which the date is November 28, 2014) relating to the consolidated financial statements of Hortonworks, Inc. and subsidiaries appearing in the Hortonworks, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-200044) filed on December 1, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, CA

December 11, 2014